Exhibit 10.6

AMENDMENT TO KEANE GROUP, INC.
EQUITY AND INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Amendment (this “Amendment”) is made and entered into on [●], 2018, by and between Keane Group, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”). Capitalized terms not otherwise defined herein or in Appendix A shall have the meanings provided in the Keane Group, Inc. Equity and Incentive Award Plan (the “Plan”)

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan;

WHEREAS, the Company granted an award of Restricted Stock Units under the Plan to the Participant pursuant to an Award Agreement dated as of [●], 201[●] (the “Award Agreement”); and

WHEREAS, the Company and the Participant desire to amend the Award Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Section 2(b) of the Award Agreement is amended in its entirety to read as follows:

(b)     In the event of the Participant’s Termination (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Participant for Good Reason:
(x) if such Termination occurs within the twelve (12) month period following a Change in Control (a “CIC Period”), then upon the date of such Termination the Participant shall become one hundred percent (100%) vested in the Restricted Stock Units, and
(y) if such Termination occurs other than within a CIC Period, then upon the date of such Termination the Participant shall become vested in the portion of the Restricted Stock Units that would have become vested had the Participant remained employed for a period of twelve (12) month following the date of Termination.

In the event of the Participant’s Termination (A) due to the Participant's death or (B) by the Company due to the Participant's Disability, the Participant shall become vested in the portion of the Restricted Stock Units that would have become vested had the Participant remained employed for a period of twelve (12) month following the date of Termination.
2.    The following definition is added to Appendix A of the Award Agreement.

“Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Participant is unable to perform the essential functions of the Participant’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days in any one (1) year period.

3.    Except set forth in this Amendment, all of the other provisions of the Award Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

KEANE GROUP, INC.

By:
Name:
Title:

PARTICIPANT

Name:

[Signature Page to Amendment to Restricted Stock Unit Award Agreement]